September 9, 1996




  Sepragen Corporation
  30689 Huntwood Avenue
  Hayward, California 94544

  Dear Board of Directors:

            We have acted as special counsel for Sepragen Corporation, a California corporation (the "Company"), in connection with the Regis-tration Statement on Form S-8, to which this letter is to be filed as an exhibit by the Company under the Securities Act of 1933, as amend-ed, relating to the registration of up to 250,000 Shares of Class A Common Stock, no par value (the "Shares"), pursuant to the Company's 1996 Stock Option Plan (the "Option Plan").

            We have examined such corporate records, documents, agree-ments and such matters of law as we have considered necessary or appropriate for purposes of this opinion. Based upon the foregoing, we are of the opinion that the Shares when issued upon exercise of and in accordance with the terms of stock options duly and validly granted pursuant to the terms and conditions of the Option Plan against payment therefor in accordance with the terms of the governing agree-ments, will be legally issued, fully paid and nonassessable.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commis-sion thereunder.

                                Very truly yours,

                                SMITH, MERRILL & PEFFER
                                A Professional Corporation


                                /s/Smith, Merrill & Peffer
  Enclosures


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